Tungray Technologies Inc.

INCORPORATED UNDER THE LAWYS OF THE CAYMAN ISLANDS

Certificate Number

Shares

PAR VALUE $0.0001
ORDINARY SHARES

THIS CERTIFIES THAT

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARES PAR VALUE OF $0.0001 EACH OF

TUNGRAY TECHNOLOGIES INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


TUNGRAY TECHNOLOGIES INC.
Corporate
Seal
CAYMAN ISLANDS